EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-03886, Form S-8 No. 333-37299, Form S-8 No. 333-74565, Form S-8 No. 333-96197, Form S-8 No. 333-37658, Form S-8 No. 333-72778 and Form S-8 No. 333-107273) pertaining to the Renal Care Group, Inc. Employee Stock Purchase Plan, the Renal Care Group, Inc. 1996 Stock Option Plan, the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors, the Renal Care Group, Inc. 1994 Stock Option Plan, the Renal Care Group, Inc. Third Amended and Restated Stock Incentive Plan, the Renal Care Group, Inc. Fourth Amended and Restated 1996 Stock Incentive Plan, the Dialysis Centers of America, Inc. Equity Compensation Plan, the Renal Care Group, Inc. 1999 Long–Term Incentive Plan, the Renal Disease Management by Physicians, Inc. Amended and Restated 1997/1998 Stock Plan, and the Renal Care Group, Inc., Amended and Restated 1999 Long-Term Incentive Plan of our report dated February 13, 2004, except for Note 13 for which the date is April 16, 2004, with respect to the consolidated financial statements and schedule of Renal Care Group, Inc. for the year ended December 31, 2003 included in the Form 8-K filed with the Securities and Exchange Commission on April 19, 2004.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
April 19, 2004